Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 25, 2026, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to the financial statements of Plum III Merger Corp. as of December 31, 2025 and 2024, for the year then ended December 31, 2025 and for the period from August 8, 2024 (inception) to December 31, 2024, included in Plum III Merger Corp.’s Shell Company Report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”) on August 12, 2026

/s/Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

November 6, 2026